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NEWS RELEASE                                     GENERAL GROWTH PROPERTIES, INC.
                                                 110 North Wacker Drive
                                                 Chicago, IL 60606
                                                 (312) 960-5000
                                                 FAX (312) 960-5475


FOR IMMEDIATE RELEASE                            CONTACT:  Bernie Freibaum
---------------------                                      (312) 960-5252

                                                           Beth Coronelli
                                                           (312) 960-2750

             GENERAL GROWTH PROPERTIES, INC. ANNOUNCES THREE-FOR-ONE
                    STOCK SPLIT AND A 25% DIVIDEND INCREASE

CHICAGO, ILLINOIS, OCTOBER 1, 2003 -- General Growth Properties (NYSE: GGP) announced today that its Board of Directors has approved a three-for-one split of the company's common stock, subject to stockholder approval of the stock split and an increase in the number of authorized shares of common stock under the company's charter from 210 million to 875 million. The company also today declared a dividend of $0.90 per share, payable to common stock shareholders of record on October 15, 2003, with payment on October 31, 2003. The current dividend represents an increase of 25% over the previous quarterly dividend of $0.72 per share.

The company will hold a special meeting of stockholders on November 20, 2003, to vote on the increase in the number of authorized shares and the stock split. The record date for the special meeting will be October 20, 2003. Subject to receiving such stockholder approval, the record date for the stock split will be November 20, 2003, with a distribution date of December 5, 2003. As proposed, the stock split will increase the number of outstanding shares from approximately 71.5 million to 214.5 million shares.

General Growth Properties, Inc. is the sole general partner of GGP Limited Partnership. The partnership currently has more than 20 million common units outstanding that may be exchanged by their holders, under certain circumstances, for shares of GGP common stock on a one-for-one basis, thereby increasing the company's percentage ownership of GGP Limited Partnership. These common units would also be split on a three-for-one basis so that they would continue to be exchangeable on a one-for-one basis into shares of common stock.

General Growth Properties is the country's second largest shopping center owner, developer and manager of regional shopping malls. General Growth currently has ownership interests in, or management responsibility for, a portfolio of 163 regional shopping malls in 39 states. The company portfolio totals more than 142 million square feet of retail space and includes over 16,000 retailers nationwide. A publicly traded Real Estate Investment Trust (REIT), General Growth Properties is listed on the New York Stock Exchange under the symbol GGP. For more information on



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General Growth Properties and its portfolio of malls, please visit the company web site at http://www.generalgrowth.com.

This release may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact are statements that may be deemed forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. Representative examples of these risks, uncertainties and assumptions include (without limitation) general industry and economic conditions, interest rate trends, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in the company's markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at the company's properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes in applicable laws, rules and regulations (including changes in tax laws), the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support the company's future business. Readers are referred to the documents filed with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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